EXHIBIT 4.1
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                           CERTIFICATE OF DESIGNATION
                                       OF
                           EXCHANGE APPLICATIONS, INC.


                  The undersigned officer of Exchange Applications, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify that, pursuant to authority conferred by the Certificate of Incorporation and By-laws of the Corporation, each as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law, the Board of Directors (the "Board") of the Corporation, at a meeting duly called and held on January 9, 2001, duly adopted the following resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of certain shares of Series A Convertible Redeemable Preferred Stock, $.001 par value:

                  "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation and By-laws, a series of the preferred stock, par value $.001 per share, of the Corporation is hereby created as the Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), and the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

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                 DESIGNATION OF SERIES A CONVERTIBLE REDEEMABLE
                                 PREFERRED STOCK

1.       DESIGNATION OF AMOUNT; RANKING.

                  The issuance of five million three hundred and thirty thousand (5,330,000) shares of the Series A Preferred Stock is hereby authorized. The Series A Preferred Stock shall rank senior to all other classes and series of equity securities of the Corporation (the "Junior Stock") with respect to dividend rights, rights of redemption, rights of conversion and rights of Liquidation.

2.       DEFINITIONS.

                  Capitalized terms used in this Certificate of Designation and not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement. The following capitalized terms have the following meanings:

                  "Affiliate" means, with respect to any specified Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. As used herein, the term "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person, means the possession, of the power to direct the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

                  "Board" and "Board of Directors," unless otherwise specified, means the Board of Directors of the Corporation.

                  "Business" has the meaning given to such term in the Securities Purchase Agreement.

                  "Business Day" means each day, except for Saturday, Sunday, Federal holidays and any other state-recognized holidays in the States of New York and Massachusetts.

                  "By-laws" means the By-laws of the Corporation, as amended, modified, supplemented or restated and in effect from time to time.

                  "Certificate of Designation" means this certificate of designation designating the Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware.

                  "Certificate of Incorporation" means the certificate of incorporation of the Corporation, as amended and in effect at the time in question, including any certificates of designation filed with the Secretary of State of the State of Delaware pursuant to the terms thereof.

                  "Change of Control" means (i) the sale or transfer (in one transaction or a series of related transactions) of all or substantially all of the Corporation's assets to a Person or a group of

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Persons acting in concert or (ii) the acquisition (whether by merger, recapitalization, stock purchase or otherwise) by any Person, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding Common Stock Equivalents of the Corporation (the "Outstanding Corporation Capital Stock") or (B) the combined voting power of the then outstanding voting Securities of the Corporation entitled to vote generally in the election of directors (the "Corporation Voting Securities"); provided, however, that (w) any acquisition by the Corporation or any of its Subsidiaries, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries, (y) any acquisition by any Person with respect to which, following such acquisition, more than 50% of the then outstanding shares of capital stock of such Person and/or the combined voting power of the then outstanding voting securities of such Person entitled to vote generally in the election of directors, respectively, is then beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Capital Stock and/or Corporation Voting Securities immediately prior to such acquisition, as the case may be, or
(z) any acquisition by an Investor or any Affiliate thereof, shall not constitute a Change in Control.

                  "Closing Date" has the meaning ascribed to it in the Securities Purchase Agreement.

                  "Commission" means the Securities and Exchange Commission or any other Governmental Entity at the time administering the Securities Act.

                  "Common Stock" means the common stock, $.001 par value per share, of the Corporation.

                  "Common Stock Equivalents" means all shares of Common Stock outstanding and all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all Securities of the Corporation that are convertible, exchangeable or exercisable for shares of Common Stock.

                  "Compensation Committee" means the committee of the Board which shall oversee all compensation activities of the Corporation and shall perform such other functions as is customary for companies similar to the Corporation.

                  "Conversion Payment Date" has the meaning ascribed to it in
Section 5(d).

                  "Conversion Price" means, initially, with respect to each share of Series A Preferred Stock, the price per share paid by a Series A Preferred Holder for such share of Series A Preferred Stock issued by the Corporation pursuant to the terms of the Securities Purchase Agreement, as such amount shall be adjusted pursuant to the terms of this Certificate of Designation.

                  "Converted Shares" has the meaning ascribed to it in Section 5(d)(i).

                  "Converting Shares" has the meaning ascribed to it in Section 5(d)(i).

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                  "Corporation" means Exchange Applications, Inc., a Delaware corporation.

                  "Corporation Voting Securities" has the meaning ascribed to it in the definition of "Change of Control".

                  "Equity Incentive Plans" means the Corporation's (i) 2000 Customer Analytics Holdings, Inc. Equity Incentive Plan, (ii) 1999 Customer Analytics, Inc. Stock Option and Purchase Plan, (iii) 1999 GBI Stock Acquisition Plan, (iv) 1999 Knowledge Stream Partners, Inc. Stock Option Plan, (v) 1998 Stock Incentive Plan, (vi) 1998 Director Stock Option Plan, (vii) 1998 Employee Stock Purchase Plan and (viii) 1996 Stock Incentive Plan, each as amended, and any stock option, issuance, appreciation rights or other equity incentive plan for the independent directors, officers, and full time employees of, and consultants to, the Corporation which plan has been approved by the Compensation Committee.

                  "Event of Non-Compliance" means:

                  (i) the Corporation or any of its Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (B) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) fail generally to pay its debts as they become due or
         (G) take any corporate or stockholder action in furtherance of any of the foregoing;

                  (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Corporation or any of its Subsidiaries, or of any substantial part of their respective property or assets, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law,
         (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (C) the winding-up or liquidation of any such Person, and such proceeding, petition or order shall continue unstayed and in effect for a period of 60 consecutive days;

                  (iii) a final judgment for the payment of money in an amount in excess of $10,000,000 shall be rendered by a court or other tribunal against the Corporation or any of its Subsidiaries and shall remain undischarged for a period of 60 consecutive days during which such judgment and any levy or execution thereof shall not have been effectively stayed or vacated; or

                  (iv) any event shall occur or condition shall exist or fail to occur or exist if the effect of such occurrence or failure is to accelerate the maturity of any Indebtedness

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         of the Corporation or any of its Subsidiaries in a principal amount in excess of $5,000,000 or the holder or holders thereof (or a trustee or other representative on behalf of such holder or holders) exercises its right to cause such Indebtedness to become due prior to the stated maturity thereof and such occurrence or failure shall not have been remedied within any applicable period of grace, or any such Indebtedness shall not be paid when due, whether by acceleration or otherwise, and such nonpayment shall not have been remedied within any applicable period of grace, or the holder of any Lien upon property of the Corporation or any of its Subsidiaries for Indebtedness in an amount in excess of $5,000,000 shall commence foreclosure of such Lien.

                  "Exchange Act" means the Securities Exchange Act of 1934 or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time

                  "Excluded Securities" means (i) Securities issued or granted to eligible officers, employees or directors of, or consultants to, the Corporation pursuant to the Equity Incentive Plans and any Securities issued upon exercise of such Securities; (ii) Securities issued upon the exercise, conversion or exchange of any Common Stock Equivalents outstanding on the Original Issuance Date or pursuant to the MicroStrategy Agreement; (iii) Series A Preferred Stock issued by the Corporation pursuant to the Securities Purchase Agreement, or Common Stock issued upon conversion thereof; (iv) Securities issued as a stock dividend or upon any stock split, recapitalization or other subdivision or combination of Common Stock; (v) Securities issued pursuant to acquisitions, strategic alliances and joint ventures; and (vi) Securities deemed Excluded Securities by the Requisite Preferred Holders.

                  "5% Owner" has the meaning ascribed to it in the definition of "Independent Third Party."

                  "GAAP" means generally accepted accounting principles in the United States, consistently applied.

                  "Governmental Entity" means any Federal, state, municipal, or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court or tribunal.

                  "Guaranty" means any obligation, contingent or otherwise, or any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of payment thereof, (iii) to purchase or otherwise pay for merchandise, materials supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other

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property is ever made or tendered, or (iv) to maintain the working capital, equity capital or other financial statement condition of any primary obligor, provided, however, that the term Guaranty shall not include endorsement of instruments for deposit and collection in the ordinary course of business.

                  "Indebtedness" of a Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds debentures, notes or similar instruments, (iii) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (vi) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (viii) all Guaranties by such Person of obligations of others, (x) all capitalized lease obligations of such Person and
(ix) the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

                  "Independent Third Party" means any Person or group of Persons who, immediately prior to the contemplated transaction, does not own in excess of 5% of Common Stock Equivalents of the Corporation (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

                  "InSight" means, collectively, InSight Capital Partners IV, L.P., InSight Capital Partners (Cayman) IV, L.P., InSight Capital Partners IV (Fund B), L.P. and InSight Capital Partners IV (Co-investors), L.P.

                  "Junior Stock" has the meaning ascribed to it in Section 1.

                  "Lien" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

                  "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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                  "Liquidity Event" means a Liquidation or a Sale of the
Corporation.

                  "Market Price" means, as to any Marketable Security, the average of the closing prices of such Marketable Security's sales on all United States securities exchanges on which such Security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such Security is not so listed, the average of the representative bid and asked prices quoted on NASDAQ as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted on NASDAQ, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization, in each such case averaged over a period of 5 Business Days ending immediately prior to the day as of which "Market Price" is being determined.

                  "Marketable Securities" means Securities that are traded on an established United States securities exchange or reported through the NASDAQ, or otherwise traded over-the-counter or traded on PORTAL (in the case of Securities eligible for trading pursuant to Rule 144A under the Securities Act).

                  "MicroStrategy Agreement" means the Payment and Registration Rights Agreement, dated as of December 28, 1999, between the Corporation and MicroStrategy Incorporated in effect on the Closing Date or as amended from time to time.

                  "NASD" means the National Association of Securities Dealers, Inc.

                  "NASDAQ" means the NASD Automated Quotation System.

                  "NASD Rules Violation" means the Corporation issuing voting Securities of the Corporation in violation of NASD Rules 4310, 4350(i)(1)(D), 4351 or any similar rule promulgated by the NASD and applicable to the Corporation, whether or not the shares of Common Stock are then listed with NASDAQ or quoted on the Nasdaq National Market System or traded in the over-the-counter market. A violation of NASD Rule 4350(i)(1)(D) will result if, pursuant to any provision of this Certificate of Designation, the Corporation issues more than 6,488,781 shares of Common Stock (such number representing approximately 19.9% of the shares of Common Stock issued and outstanding immediately prior to the Closing).

                  "Notice of Election" has the meaning ascribed to it in Section 6(a).

                  "Option End Date" has the meaning ascribed to it in Section 4(a)(ii).

                  "Option Start Date" has the meaning ascribed to it in Section 4(a)(ii).

                  "Original Issuance Date" means, with respect to each share of Series A Preferred Stock, the date of issuance thereof by the Corporation.

                  "Original Issuance Price" means, with respect to each share of Series A Preferred Stock, the price per share paid by a Series A Preferred Holder for such share of Series A

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Preferred Stock issued by the Corporation pursuant to the terms of the
Securities Purchase Agreement plus any amount of accrued and unpaid dividends that is added to the Original Issuance Price pursuant to Section 4 hereof, as the case may be. In the event of any change (by way of any recapitalization, subdivision or recombination) in the number or kind of shares of Series A Preferred Stock, the Original Issuance Price of the shares of Series A Preferred Stock immediately prior to such change shall be ratably adjusted among such shares of Series A Preferred Stock immediately after such change.

                  "Outstanding Corporation Capital Stock" has the meaning ascribed to it in the definition of "Change of Control".

                  "Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

                  "Purchase Rights" has the meaning ascribed to it in Section 5(c)(xiv).

                  "Redemption Date" has the meaning ascribed to it in Section 6(a).

                  "Redemption Notice" has the meaning ascribed to it in Section 6(a).

                  "Redemption Price" has the meaning ascribed to it in Section 6(a).

                  "Redemption Shares" has the meaning ascribed to it in Section 6(a).

                  "Related Documents" means this Certificate of Designation, the Securities Purchase Agreement and all the documents, certificates or instruments executed in connection with the transactions contemplated hereby and thereby.

                  "Requisite Preferred Holders" means the holders of a majority of the outstanding shares of Series A Preferred Stock at the time in question.

                  "Sale of the Corporation" means the sale of the Corporation to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) all or substantially all of the issued and outstanding capital stock of the Corporation (whether by merger, recapitalization, stock purchase or otherwise) or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

                  "Securities" means, with respect to any Person, such Person's "securities" as defined in Section 2(1) of the Securities Act and includes such Person's capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock or other equity or

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equity-linked interests, including phantom stock and stock appreciation rights.
Whenever a reference herein to Securities is referring to any derivative Securities, the rights of a Stockholder shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative securities.

                  "Securities Act" means the Securities Act of 1933 or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

                  "Securities Purchase Agreement" means the Securities Purchase Agreement, dated the date hereof, among the Corporation and InSight, as such agreement may be amended from time to time.

                  "Senior Financing" means the Corporation's proposed credit line of up to $20,000,000.

                  "Series A Dividend Date" shall mean each March 31, June 30, September 30 and December 31.

                  "Series A Dividend Period" shall mean the period commencing on the day after any Series A Dividend Date and ending on and including the next Series A Dividend Date; provided, that for any share of Series A Preferred Stock issued on a date other than a Series A Dividend Date, the first Series A Dividend Period for such share shall commence on the date of issuance of such share.

                  "Series A Dividend Rate" means 10% per annum (calculated on the basis of a year of 360 days consisting of 12 30-day months). In the event that Corporation fails to redeem, for any reason, the number of Redemption Shares set forth in a Notice of Election delivered by the Requisite Preferred Holders to the Corporation pursuant to Section 6(a) by the 61st day after the date of delivery of such Notice of Election (a "Dividend Adjustment Start Date"), the Series A Dividend Rate then in effect shall increase by a rate of 1% per annum on such Dividend Adjustment Start Date. The Series A Dividend Rate, as adjusted on such Dividend Adjustment Start Date, shall increase by a rate of 1% per annum on the date which is 30 days after such Dividend Adjustment Start Date if the Corporation has not redeemed all of such Redemption Shares. The Series A Dividend Rate, as adjusted, shall continue to increase by a rate of 1% per annum on the last day of each 30-day period thereafter until the earlier of the date upon which (i) the Corporation redeems all of such Redemption Shares, (ii) the Series A Preferred Holders convert all of such Redemption Shares into shares of Common Stock pursuant to Section 5, and (iii) the Series A Dividend Rate, as adjusted, equals 15% per annum.

                  "Series A Liquidation Preference" has the meaning ascribed to it in Section 4(b).

                  "Series A Preferred Holder" means a holder of outstanding shares of Series A Preferred Stock.

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                  "Series A Preferred Representative" means Insight Venture
Associates IV, L.L.C., or any successor thereto approved by the Corporation (which approval shall not be unreasonably withheld).

                  "Series A Record Date" has the meaning ascribed to it in
Section 4(a)(iv).

                  "Subsequent Redemption Date" has the meaning ascribed to it in
Section 6(b)(ii)

                  "Subsidiary" shall mean, at any time, with respect to any Person (the "Subject Person"), (i) any Person of which either (x) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding Shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by such Person and one or more Subsidiaries of such Person or
(ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with GAAP.

                  "Surrender Date" has the meaning ascribed to it in Section
5(d).

3.       VOTING RIGHTS.

         (a) General. In addition to the rights provided by law and by paragraphs (b) and (c) below, the Series A Preferred Holders shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock, and any other capital stock of the Corporation entitled to vote together with the Common Stock, all as one class. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to Section 5 below.

         (b) Covenants. For so long as at least 25% of the shares of the Series A Preferred Stock issued pursuant to the Securities Purchase Agreement remain outstanding, the Corporation shall not, and shall not permit its Subsidiaries to, without the affirmative consent or approval of the Requisite Preferred Holders, voting together as one class, except to the extent that any of the foregoing are (i) included in, or specifically contemplated by, the Corporation's annual periodic operating budget and work plan approved by the Requisite Preferred Holders from time to time or (ii) specifically scheduled in the Securities Purchase Agreement:

                  (i) in any manner authorize, create, designate, issue or sell any class or series of capital stock of the Corporation or any Subsidiary (including any shares of treasury stock), or rights, options, warrants or other Securities convertible into or exercisable or exchangeable for any such capital stock (other than Common Stock Equivalents granted or issued pursuant to the Equity Incentive Plans), including, without limitation, pursuant to acquisitions, strategic alliances or joint ventures, or the repricing

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         or adjustment of the exercise, conversion or exchange price of any rights, options (whether granted or issued pursuant to the Equity Incentive Plans or otherwise), warrants or convertible Securities (other than pursuant to required adjustments provided for in the terms of such Securities), which provide the holder thereof with the right to receive consideration as if such holder held an equity Security of the Corporation or any Subsidiary or any debt Security which by its terms is convertible into or exchangeable for any equity Security or has any other equity participation feature or any Security that is a combination of debt and equity;

                  (ii) reclassify any Securities of the Corporation into shares of any class or series of capital stock of the Corporation (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidity Event or a Change of Control, senior to or pari passu with the Series A Preferred Stock or (B) which in any manner adversely affects the rights of the of Series A Preferred Holders in their capacity as such;

                  (iii) reclassify, cancel or in any manner alter, amend or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Series A Preferred Stock;

                  (iv) alter, change or amend the Certificate of Incorporation or any provision of the By-laws in a manner that would materially adversely affect any right, preference or privilege of the Series A Preferred Holders;

                  (v) declare or pay any dividends (other than dividends on the Series A Preferred Stock) or make any other distribution on or in respect of its capital stock or other ownership interests, whether in cash, property, securities or a combination thereof, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, any shares of any class of its capital stock or set apart any sum for the aforesaid purposes (other than in connection with (A) any redemption of Series A Preferred Stock in accordance with the terms of this Certificate of Designation, (B) any dividends or distributions to the Corporation from any of its Subsidiaries, (C) any repurchase rights existing on the Closing Date or (D) any contract or agreement entered into with any officer, director, stockholder or employee of the Corporation on an arms-length basis);

                  (vi) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, the assets of the Corporation and its Subsidiaries for consideration in excess of $5,000,000;

                  (vii) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with an Affiliate of the Corporation or any Subsidiary in excess of $25,000; provided, however, that all transactions with an Affiliate of the Corporation or any Subsidiary shall be disclosed in advance to the Board of the Corporation or any Subsidiary, as applicable;

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                  (viii) alter or change the strategic direction or lines of
         Business of the Corporation or any Subsidiary;

                  (ix) permit the number of members of the Board of the Corporation or any Subsidiary to exceed five;

                  (x) adopt or approve a periodic operating budget or work plan of the Corporation or any Subsidiary;

                  (xi) hire, terminate or amend the employment terms of the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer or any employee with responsibilities similar or comparable to Persons with such titles;

                  (xii) acquire all or a substantial part of the business, in one transaction or a series of transactions, whether by asset purchase, recapitalization, stock purchase, merger, consolidation or otherwise, of any Person for consideration in excess of $5,000,000;

                  (xiii) make an investment in any Person (other than a Subsidiary) in any form;

                  (xiv) permit any individual capital expenditure or series of related expenditures, individually, or in the aggregate, exceeding $500,000 during any one fiscal year and not included in the annual operating budget of the Corporation or any Subsidiary approved by the Requisite Preferred Holders pursuant to this Section 3(b);

                  (xv) create any Subsidiaries;

                  (xvi) incur or refinance any Indebtedness of the Corporation or any Subsidiary, other than in connection with the Senior Financing or customary equipment lines of credit;

                  (xvii) intentionally discontinue the Corporation's status as a public company with disclosure and filing obligations under the Exchange Act or otherwise intentionally stop or impair the trading of the Corporation's Securities on NASDAQ or any other nationally recognized securities exchange;

                  (xviii) grant any exclusive license to any intellectual property of the Corporation or any Subsidiary;

                  (xix) grant any exclusive distribution rights;

                  (xx) sell, lease, transfer or otherwise dispose of any capital stock of any Subsidiary;

                  (xxi) agree to any agreement or provision of any agreement that would in any way restrict the Corporation's ability to perform its obligations under this Certificate of Designation or any other Equity Document (as defined in the Securities Purchase Agreement);

                  (xxii) take any action that would result in a Liquidity Event or a Change of Control;

                  (xxiii) amend or otherwise modify the Corporation's obligation to issue Securities of the Corporation under the MicroStrategy Agreement as in effect on the Closing Date; or

                  (xxiv) enter into any agreement or commitment or otherwise become bound or obligated to do or perform any of the foregoing actions.

4.       DIVIDENDS AND LIQUIDATIONS.

         (a)      Dividends.

                  (i) During the period commencing on the Closing Date and ending on December 31, 2002, dividends shall accrue on each share of Series A Preferred Stock at the Series A Dividend Rate on the Original Issuance Price, which dividends shall be cumulative from the Original Issuance Date. Dividends shall accrue daily and compound quarterly on each Series A Dividend Date regardless of whether they have been declared and whether there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. All dividends on each share of Series A Preferred Stock that accrue during any Series A Dividend Period (and are not paid as provided in clause
         (ii) or (iii) below) shall cumulate and shall be added to the Original Issuance Price for such share as of the Series A Dividend Date on which such Series A Dividend Period ends.

                  (ii) During the period commencing on January 1, 2003 (the "Option Start Date") and ending on December 31, 2003 (the "Option End Date"), dividends on each share of the Series A Preferred Stock shall, at the option of the Corporation, (A) continue to accrue pursuant to
         Section 4(a)(i) if, and only if, the Corporation shall have obtained in advance of the Option Start Date the requisite approval of its stockholders such that the continued accrual of such dividends pursuant to Section 4(a)(i) will not result in a NASD Rules Violation, or (B) accrue daily at the Series A Dividend Rate on the Original Issuance Price during each Series A Dividend Period regardless of whether they have been declared and whether there are funds legally available therefor and (when, as and if declared by the Board, out of funds legally available therefor) be payable in cash (1) within 5 Business Days of each Series A Dividend Date or (2) in the case of the conversion of a share of Series A Preferred Stock pursuant to Section 5, on the Conversion Payment Date of such share of Series A Preferred Stock, in an amount equal to the amount such Series A Preferred Holder would have received had (x) the dividend for the Series A Dividend Period ending on such Series A Dividend Date or, in the case of such conversion, the Surrender Date of such share of Series A Preferred Stock been paid in shares (or a fraction thereof) of Series A Preferred Stock at the Conversion Price,

         (y) such shares of Series A Preferred Stock been converted into shares of Common Stock pursuant to Section 5 and (z) such shares of Common Stock been sold at the Market Price for such shares of Common Stock on such Series A Dividend Date or such Surrender Date, as applicable; provided, however, that, notwithstanding the foregoing in (A) and (B) above, if less than 62.5% of the Series A Preferred Stock purchased on the Closing Date remain outstanding on the Option Start Date, such dividends shall be payable in cash from and after the Option Start Date pursuant to Section 4(a)(iii) below.

                  (iii) From and after the Option Start Date (only if the proviso of Section 4(a)(ii) is applicable) or the Option End Date, as applicable, dividends on each share of Series A Preferred Stock shall accrue daily at the Series A Dividend Rate on the Original Issuance Price during each Series A Dividend Period regardless of whether they have been declared or whether there are funds legally available therefor and (when, as and if declared by the Board, out of funds legally available therefore) shall be paid in cash (A) within 5 Business Days of each Series A Dividend Date or (B) in the case of the conversion of a share of Series A Preferred Stock pursuant to Section 5, on the Conversion Payment Date of such share of Series A Preferred Stock, in an amount equal to the Series A Dividend Rate on the Original Issuance Price.

                  (iv) Dividends payable pursuant to Section 4(a)(ii)(B) and
         Section 4(a)(iii) above shall be paid to the holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Corporation on each Series A Dividend Date (the "Series A Record Date") and shall not precede the date upon which the resolution fixing such Series A Record Date is adopted. Any such dividends payable in any Series A Dividend Period that is less than a full Series A Dividend Period in length shall be computed on the basis of a 90 day-period and actual days lapsed in such Series A Dividend Period. Dividends in arrears for any past Series A Dividend Periods may be declared and paid at any time to holders of record on the record date for such payment.

                  (v) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends on the Series A Preferred Stock accrued and unpaid since the Original Issuance Date, such payment shall be made ratably among the Series A Preferred Holders based upon the number of shares of Series A Preferred Stock then held by each Series A Preferred Holder.

         (b) Liquidation. In the event of any Liquidation, each Series A Preferred Holder shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, before any payment shall be made to the holders of any Junior Stock, an amount per share equal to the greater of (i) the Original Issuance Price of such share of Series A Preferred Stock plus all accrued and unpaid dividends thereon up to the date of such Liquidation and (ii) the amount that would otherwise be distributed to such Series A Preferred Holder in a Liquidation if nothing was paid pursuant to clause (i) and such holder converted such shares into shares of Common Stock immediately prior to such Liquidation in accordance with the provisions of this Certificate of Designation (the "Series A Liquidation Preference"). If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Preferred Holders the full amounts to which they respectively shall be entitled, the Series A Preferred Holders shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any Liquidation, after payment shall have been made to the Series A Preferred Holders in the full amount to which they are entitled pursuant to this
Section 4(b), the holders of shares of Junior Stock shall be entitled, to the exclusion of the holders of the Series A Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

         (c) Sale of the Corporation. A Sale of the Corporation shall be deemed to be a Liquidation for purposes of any distributions under this Section 4.

5.       CONVERSION.

         (a) Optional Conversion of Series A Preferred Stock into Common Stock. Subject to and in compliance with the applicable provisions of this Section 5, each Series A Preferred Holder shall have the right, at such holder's option, at any time and from time to time, to convert any such share of Series A Preferred Stock into that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (x) the Original Issuance Price of such share of Series A Preferred Stock plus any accrued and unpaid dividends thereon up to the date of such conversion by (y) the Conversion Price, as last adjusted and then in effect. The Conversion Price shall be subject to adjustment from time to time as set forth in paragraph (c) below. The Corporation shall give the Series A Preferred Holders not less than 30 Business Days prior notice of a Change of Control, including the price and material terms and conditions thereof, in order to provide the Series A Preferred Holders reasonable opportunity to consider whether to convert the Series A Preferred Stock into Common Stock at or prior to such Change of Control. If the price or material terms or conditions of such transaction thereafter change, the Corporation shall promptly deliver written notice to the Series A Preferred Holders specifying such changes. Upon conversion, the Corporation will issue cash in lieu of fractional shares of Common Stock, determined at the Market Price of such shares of Common Stock on the applicable Conversion Payment Date.

         (b) Mandatory Conversion of Series A Preferred Stock into Common Stock. Upon the election by the Requisite Preferred Holders to convert their shares and all other shares of Series A Preferred Stock into shares of Common Stock, all shares of Series A Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of such election and without any action on the part of the holders thereof, be deemed automatically converted into that number of fully paid and nonassessable shares of Common Stock into which such shares would have been convertible in the event of optional conversion at such time pursuant to subsection (a) above. Upon conversion, the Corporation will issue fractional shares of its Common Stock, as applicable, and shall not distribute cash in lieu of such fractional shares unless such cash distribution is approved by the Requisite Preferred Holders.

         (c) Adjustment of Conversion Price.


         (i) No adjustment in the Conversion Price shall be made in respect of the issuance of additional Securities, except as expressly provided below:

                    (A) If the Corporation shall, at any time or from time to
               time after the Original Issuance Date, issue any Securities (other than Excluded Securities) (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (B) of this clause (i) below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to each such issuance, then such Conversion Price shall forthwith be lowered to a price (calculated to the nearest cent) equal to the product of the Conversion Price and a fraction:

                         (1) the numerator of which is an amount equal to (x)
                    the product of (i) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (B) of this clause (i) below) immediately prior to such issuance, and (ii) the Conversion Price in effect immediately prior to such issuance, less (y) the amount by which the product of such Conversion Price and the number of additional shares of Common Stock issued (or deemed issued) exceeds the aggregate consideration received by the Corporation upon such issuance; and

                         (2) the denominator of which is an amount equal to the
                    product of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (B) of this clause (i) below) immediately prior to such issuance and (y) the Conversion Price in effect immediately prior to such issuance.

                    (B) For the purposes of any adjustment of the Conversion
               Price pursuant to clause (A) above, the following provisions shall be applicable:

                         (1) In the case of the issuance of Common Stock for
                    cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                         (2) In the case of the issuance of Common Stock for a
                    consideration in whole or in part other than cash, the consideration other than cash shall, in the case of any Marketable Security, be deemed to be the Market Price thereof and in all other cases, the value of such consideration shall be set by the Board acting reasonably and in good faith.

                         (3) In the case of the issuance of options to purchase
                    or rights to subscribe for Common Stock, Securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable Securities:

                               (i) The aggregate maximum number of shares of
                          Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                               (ii) The aggregate maximum number of shares of
                          Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable Securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such Securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such Securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above).

                               (iii) On any change in the number of shares or
                          exercise price of Common Stock deliverable upon the exercise of any such options or rights or the conversion or exchange of such convertible or exchangeable Securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or Securities not converted prior to such change or options or rights related to such Securities not converted prior to such change been made upon the basis of such change.

                               (iv) On the expiration of any such options or
                          rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable Securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, Securities or options or rights related to such Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable Securities, or upon the exercise of the options or rights related to such convertible or exchangeable Securities and subsequent conversion or exchange thereof.

                               (v) In any case in which shares of Common Stock
                          are deemed to have been issued pursuant to subdivisions (i) and (ii) above, no further adjustments in the Conversion Price shall be made upon the subsequent issuance of such Common Stock upon exercise, conversion or exchange.

         (ii) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up (or if no record date is set, the date such stock dividend, subdivision of stock split is consummated), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

         (iii) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

         (iv) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other Securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

         (v) If any event occurs of the type contemplated by the provisions of this Section 5(c) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate reduction in the Conversion Price so as to protect the rights of the holders of the Series A Preferred Stock.

         (vi) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent.

         (vii) In any case in which the provisions of this paragraph (c) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event
(1) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph 5(a) or 5(b) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash upon the occurrence of such event. If after the determination of such record date the event to which such record date relates does not occur, then the Conversion Price shall be appropriately adjusted to eliminate any adjustment previously made on account of such record date.

         (viii) Whenever the Conversion Price shall be adjusted as provided in this paragraph (c), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Series A Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (x) below.

         (ix) If the Corporation shall propose to take any action of the types described in clauses (ii), (iii) or (iv) of this paragraph (c), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in paragraph (viii) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other Securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (x) In the event that the Requisite Preferred Holders consent in writing to limit, or waive in its entirety, any anti-dilution adjustment to which the holders of the Series A Preferred Stock would otherwise be entitled hereunder, the Corporation shall not be required to make any adjustment whatsoever with respect to any Series A Preferred Stock in excess of such limit or at all, as the terms of such consent may dictate.

         (xi) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5(c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series A Preferred Holders against impairment.

         (xii) The computations of all amounts under this Section 5(c) shall be made assuming all other anti-dilution or similar adjustments to be made to the terms of all other Securities resulting from the transaction causing an adjustment pursuant to this Section 5(c) have previously been made so as to maintain the relative economic interest of the Series A Preferred Stock vis a vis all other securities issued by the Corporation.

         (xiii) The Corporation shall take or cause to be taken such steps as shall be necessary to ensure that the par value per share of Common Stock is at all time less than or equal to the Conversion Price.

         (xiv) In the event the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Series A Preferred Holders shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate number or amount of such stock, warrants, securities or other property which such holder could have acquired if such holder had held the Common Stock acquirable upon complete conversion of their Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of the grant, issue or sale of such Purchase Rights.

         (xv) Notwithstanding the foregoing, no adjustments shall be made to the Conversion Price pursuant to this Section 5(c) to the extent, and only to the extent, that the result of such adjustment would (A) constitute a Change of Control as described in clause (ii) of the definition of such term (without reference to the proviso following such clause) or (B) result in a NASD Rules Violation.

(d)      Conversion Procedures.

         (i) Mechanics. Each conversion of shares of Series A Preferred Stock into shares of another class of capital stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of such class of capital stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into the number of shares of the class into which such shares may be converted (the "Converted Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. A holder of Converting Shares may make any such notice of conversion, whether such conversion is in connection with a Change of Control or otherwise, conditional upon the happening of any event or the passage of such time as is specified by such holder in such conversion notice, and may rescind any notice of conversion prior to the effective time thereof specified in any such notice. Not less than 5 Business Days after such surrender and the receipt of such written notice of conversion (each, a "Conversion Payment Date"), the Corporation will issue, deliver or pay in accordance with the surrendering holder's instructions (A) the certificate or certificates evidencing the Converted Shares issuable upon such conversion (B) cash in lieu of fractional shares of Common Stock, as determined pursuant to this Section 5, (C) in the case of a Conversion Payment Date occurring after January 1, 2003, cash in the amount as determined pursuant to Section 4(a), and
(D) a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation and becomes effective by its terms (each, a "Surrender Date") and at such time the rights of the holder of the Converting Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance with this Section, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof and free from all taxes, liens or charges with respect thereto due to any action of the Corporation. The Corporation shall take all such actions as may be necessary to assure that all such shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). The Corporation shall not close its books against the transfer of shares in any manner which would interfere with the timely conversion of any shares. The issuance of certificates for Converted Shares shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of such shares; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Converted Shares. In the event the holder of shares converted hereunder, in connection with the conversion of shares hereunder, shall be required to file a notification pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, the Corporation and the holder shall take all actions necessary to comply with such notification requirement and the conversion hereunder of the shares, or the accrued and unpaid dividends on such shares, shall become effective upon the expiration of the applicable waiting period. Subject to Sections 5(a) and (b), no fractional shares of Common Stock or scrip shall be issued upon conversion of any shares. The number of full shares issuable upon conversion shall be computed on the basis of the aggregate number of shares to be converted by a holder. Instead of any fractional shares which would otherwise be issuable upon conversion of the shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the Market Price of one share of such Common Stock and
(ii) such fractional interest. Subject to Sections 5(a) and 5(b), the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

         (e) General. Notwithstanding the foregoing, if the conversion of shares of Series A Preferred Stock plus any accrued and unpaid dividends thereon pursuant to this Section 5 would result in a NASD Rules Violation, then, upon such conversion, the amount, and only the amount, of any accrued and unpaid dividends the conversion of which would result in such violation shall be deemed to have accrued and be payable in cash pursuant to Section 4(a)(ii)(B).

6.       REDEMPTION.

         (a) Redemption at Option of the Holders. At any time following the earlier of (i) the occurrence of an Event of Non-Compliance, (ii) the occurrence of a Liquidity Event or (iii) the third anniversary of the Original Issuance Date, the Requisite Preferred Holders may elect, at any time and from time to time, to have the Corporation redeem all or any number of the outstanding shares of Series A Preferred Stock ("Redemption Shares") at a price per share equal to the product of (x) the Original Issuance Price plus all accrued and unpaid dividends thereon to the date of such redemption (a "Redemption Date") and (y) 103% (the "Redemption Price"). The Requisite Preferred Holders shall give written notice to the Corporation of such election (the "Notice of Election"), whereupon the Corporation shall be obligated to repurchase such Redemption Shares on such Redemption Date, which date shall be determined by the Corporation, but in any event shall not be earlier than 10 days and not later than 90 days after the date on which the Notice of Election is delivered to the Corporation. Promptly (but in no event later than five Business Days) after the delivery of the Notice of Election to the Corporation, the Corporation shall send written notice (the "Redemption Notice") to each of the holders of the Series A Preferred Stock. The Redemption Notice shall specify the Redemption Date, the

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

applicable Redemption Price, the number of such Redemption Shares to be redeemed and the location of the Corporation's principal executive office or place of business where the closing will occur.

         (b) Closing.


                  (i) The closing of the Corporation's redemption of Redemption Shares pursuant to this Section 6 shall take place at 11:00 a.m. New York City time on the Redemption Date at the Corporation's principal executive office or place of business. At the closing, the Corporation shall pay to each of the holders of such Redemption Shares, against the Corporation's receipt from such holder of the certificate or certificates representing such Redemption Shares then held by such holder, an amount equal to the Redemption Price for all such Redemption Shares. All such payments shall be made by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check made payable to the order of such holder.

                  (ii) If the funds of the Corporation legally available for redemption of Redemption Shares on any Redemption Date are insufficient to redeem the total number of such Redemption Shares to be redeemed on such date at the applicable Redemption Price, those funds which are legally available shall be used to redeem the maximum possible number of such Redemption Shares ratably among the holders of such Redemption Shares based upon the aggregate number of such Redemption Shares held by each such holder. At any time and from time to time thereafter when additional funds of the Corporation are legally available for the redemption of Redemption Shares (each a "Subsequent Redemption Date"), such funds shall immediately be used to redeem at the Redemption Price applicable to each Subsequent Redemption Date, to the extent possible, the balance of such Redemption Shares which the Corporation has become obligated to redeem on any Redemption Date but which it had not redeemed.

         (c)      General.

                  (i) No shares of Series A Preferred Stock are entitled to any dividends accruing after the date on which the full Redemption Price for such share is paid to the holder thereof. On such date all rights of the holder of such share shall cease, and such share shall not be deemed to be outstanding.

                  (ii) Anything contained in this Section 6 to the contrary notwithstanding, the outstanding shares of Series A Preferred Stock shall remain subject to optional or mandatory conversion pursuant to
         Section 5 hereof at all times up to date on which the full Redemption Price for such shares paid to the holder thereof.

                  (iii) Neither the Corporation nor any Subsidiaries shall offer to purchase, redeem or acquire any shares of Series A Preferred Stock other than pursuant to the terms of this Certificate of Designation or pursuant to a purchase offer made to all Series A

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

         Preferred Holders pro rata based upon the number of such shares owned by each such holder.

7. SHARES ACQUIRED BY THE CORPORATION OR CONVERTED BY THE SERIES A PREFERRED HOLDERS.

                  Any shares of Series A Preferred Stock which are redeemed, converted or otherwise acquired by the Corporation shall be canceled and shall not be reissued (as treasury shares), sold or transferred as Series A Preferred Stock but such shares shall become unclassified Preferred Stock of the Corporation.

8.       ACTIONS OF THE SERIES A PREFERRED REPRESENTATIVE.

                  A decision, act, consent or instruction of the Series A Preferred Representative in respect of any action hereunder shall constitute a decision of all Series A Preferred Holders and shall be final, binding and conclusive upon each such Series A Preferred Holder and the Company may rely upon any decision, act, consent or instruction of the Series A Preferred Representative hereunder as being the decision, act, consent or instruction of each and every such Series A Preferred Holder. Notice delivered to the Series A Preferred Representative shall for all purposes constitute notice to all Series A Preferred Holders. The foregoing shall be binding upon all Series A Preferred Holders and all transferees and assignees thereof.



                                     * * * *



















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

                  IN WITNESS WHEREOF, Exchange Applications, Inc. has caused this certificate to be duly executed this 10th day of January, 2001.


                                             EXCHANGE APPLICATIONS, INC.


                                             By:    /s/ Neil W. Townsend
                                                    ----------------------
                                             Name: Neil W. Townsend
                                             Title: Assistant Secretary

































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